Exhibit 4.10

April 30, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of WSP Holdings Limited ("WSP") for the year ended December 31, 2011 which WSP expects to file on or about April 30, 2012, and have the following comments:

1.  We agree with the statements made in the first sentence of paragraph 1 and paragraphs 2 to 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2. We have no basis on which to agree or disagree with the statements made in the paragraph 5 of Item 16F.

Yours sincerely,

Deloitte Touche Tohmatsu CPA Ltd.